Exhibit 21.1

SUBSIDIARIES OF ZYNGA INC.

650 Townsend Systems LLC (California)

Abba Acquiring, LLC (Delaware)

Altoids Acquiring LLC (Delaware)

Big Dog Holdings LLC (California)

DNA Games LLC (Delaware)

OMGPOP Holdings LLC (Delaware)

XPD Media Inc. (Cayman)

Zynga China (Beijing) Co. Ltd. (China)

Zynga Game Canada Ltd. (Canada)

Zynga Game Holdings Limited (Ireland)

Zynga Game International Limited (Jersey)

Zynga Game Ireland Limited (Ireland)

Zynga Game Network India Private Limited (India)

Zynga Germany GmbH (Germany)

Zynga Japan K.K. (Japan)

Zynga Luxembourg S.à r.l. (Luxembourg)

Zynga U.K. Limited (United Kingdom)